Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MCAFEE, INC.,

SEABISCUIT ACQUISITION CORPORATION

and

SECURE COMPUTING CORPORATION

Dated as of September 21, 2008

-i-

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		45

4.1	Organization	45
4.2	Authority; No Conflict; Necessary Consents	45
4.3	Capital Resources	46
4.4	Stock Ownership	46
4.5	No Prior Merger Sub Operations	46
4.6	Information Supplied	46

ARTICLE V CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME		47

5.1	Conduct of Business by the Company	47
5.2	Procedures for Requesting Parent Consent	50

ARTICLE VI ADDITIONAL AGREEMENTS		50

6.1	Proxy Statement and Other Filings	50
6.2	Meeting of Company Stockholders; Board Recommendation	51
6.3	Alternative Transaction Proposals	52
6.4	Confidentiality; Access to Information	55
6.5	Public Disclosure	56
6.6	Regulatory Filings; Reasonable Efforts	56
6.7	Notification of Certain Matters	58
6.8	Third-Party Consents	58
6.9	Employee Matters	58
6.10	Indemnification	60
6.11	Section 16 Matters	61
6.12	No Modification of Representations, Warranties, Covenants or Agreements	61
6.13	State Takeover Statutes	61
6.14	Section 409A Compliance	61
6.15	Notice to Holders of Company Series A Preferred Stock	61

ARTICLE VII CONDITIONS TO THE MERGER		61

7.1	Conditions to the Obligations of Each Party to Effect the Merger	61
7.2	Additional Conditions to the Obligations of Parent and Merger Sub	62
7.3	Additional Conditions to the Obligations of the Company	63

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		64

8.1	Termination	64
8.2	Notice of Termination; Effect of Termination	65
8.3	Fees	66
8.4	Amendment	66
8.5	Extension; Waiver	67

ARTICLE IX GENERAL PROVISIONS		67

9.1	Non-Survival of Representations and Warranties	67
9.2	Notices	67
9.3	Interpretation; Rule of Construction	68
9.4	Counterparts	69
9.5	Entire Agreement; Third-Party Beneficiaries	69

-ii-

9.6	Severability	69
9.7	Other Remedies	69
9.8	Governing Law; Consent to Jurisdiction	69
9.9	Assignment	70
9.10	Waiver of Jury Trial	70

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Form of Voting Agreement for Executive Officers and Directors*
Exhibit A-2	Form of Voting Agreement for Warburg Pincus and its Director*
Exhibit B-1	Form of Key Employee Non-Competition Agreements*
Exhibit B-2	Form of Key Employee Offer Letters*
Exhibit C	Form of Warrant Termination Agreement*

Schedules

Schedule 1	Signatories to Voting Agreements
Schedule 2	Key Employees
Schedule 7.1(c)	Required Foreign Antitrust Approvals

Company Disclosure Letter*

*	Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”), the schedules and exhibits to this Agreement and Plan of Merger identified above have been omitted. These schedules and exhibits will be furnished supplementally to the Commission upon request.

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 21, 2008, by and among McAfee, Inc., a Delaware corporation (“Parent”), Seabiscuit Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Secure Computing Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, each of the Persons listed on Schedule 1 are entering into a Voting Agreement and an irrevocable proxy in substantially the form attached hereto as Exhibits A-1 and A-2 (the “Voting Agreements”) pursuant to which, among other things, such stockholder agrees to vote all shares of the Company’s capital stock owned by it, him or her in favor of the adoption of this Agreement and the other transactions contemplated hereby.

D. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, the Persons listed on Schedule 2 (the “Key Employees”) are entering into or executing, as applicable (i) a non-competition and non-solicitation agreement with Parent, each in the form attached hereto as Exhibit B-1 (collectively, the “Key Employee Non-Competition Agreements”), and (ii) an offer letter, each in the form attached hereto as Exhibit B-2 (collectively, the “Key Employee Offer Letters”), each to be effective as of the Effective Time.

E. The Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement.

F. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

G. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition” shall mean, for the purposes of Section 8.3(b) only, with respect to the Company, any of the following transactions (other than the transactions contemplated by this Agreement): (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of a fifty percent (50%) or more interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning fifty percent (50%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the equity interests held in the Company and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the Company immediately preceding such transaction constitute less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; or (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) by the Company of assets (including capital stock or other ownership interests in Subsidiaries of the Company) representing fifty percent (50%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such sale.

(b) “Alternative Transaction Proposal” shall mean, with respect to the Company, any offer, expression of interest or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal, whether made to the Company or its stockholders, relating to any transaction or series of related transactions involving: (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) of assets (including capital stock or other ownership interests in Subsidiaries of the Company) representing fifteen percent (15%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (iv) any liquidation, dissolution, reorganization or recapitalization of the Company; or (v) the declaration or payment of any extraordinary dividend, whether of cash or other property, by the Company; provided, however, for the sake of clarity, the transactions among Parent, Merger Sub and the Company contemplated by this Agreement shall not be deemed an Alternative Transaction Proposal.

(c) “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.

(d) “Base Amount” shall mean one hundred dollars ($100).

(e) “Bid” shall mean any bid, quotation or proposal submitted to any Governmental Entity in connection with obtaining any current Contract between the Company, on the one hand, and any

Governmental Entity, on the other hand, and any outstanding bid, quotation or proposal by the Company that if accepted or awarded would reasonably be expected to lead to a Contract between the Company, on the one hand, and any Governmental Entity or any prime contractor or upper-tier subcontractor for any Governmental Entity, on the other hand.

(f) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California or Minneapolis, Minnesota are authorized or obligated by law or executive order to close.

(g) “Change of Recommendation” shall mean the withholding, withdrawal or amendment, qualification or modification (in a manner adverse to Parent), by the Company’s Board or Directors (or any committee thereof) of its recommendation in favor of adoption of this Agreement, and, in the case of a tender or exchange offer made by a third party directly to the Company’s stockholders, a failure to recommend that Company’s stockholders reject such tender or exchange offer.

(h) “COBRA” shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i) “Common Stock Merger Consideration” shall mean an amount of cash equal to $5.75 per share, without interest.

(j) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(k) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written, unwritten or otherwise, providing for compensation, severance benefits, termination pay, change of control pay, bonus pay, deferred compensation, performance awards, stock or stock-related awards, phantom stock, commission pay, vacation or paid time off, profit sharing, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

(l) “Company Government Contract” shall mean any Contract between the Company, on the one hand, and any Governmental Entity, on the other hand.

(m) “Company Government Subcontract” shall mean any Contract between the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity.

(n) “Company Financial Advisor” shall mean Citigroup Global Markets Inc.

(o) “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or claimed to be owned by, or exclusively licensed to, the Company or its Subsidiaries.

(p) “Company Options” shall mean all outstanding options to purchase Company Common Stock.

(q) “Company Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.

(r) “Company Products” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

(s) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(t) “Company RSUs” shall mean restricted stock units of the Company issued from the Company Stock Plans, whereby each restricted stock unit represents a bookkeeping entry representing the equivalent of one (1) share of Company Common Stock.

(u) “Company Series A Preferred Stock” shall mean the Series A convertible preferred stock, par value $0.01 per share, of the Company.

(v) “Company Stock” shall mean the Company Preferred Stock, the Company Series A Preferred Stock and the Company Common Stock.

(w) “Company Stock Plans” shall mean all stock option plans or other equity-related plans of the Company, including: (i) the Company’s 2002 Stock Incentive Plan, (ii) the Company’s Amended and Restated 1995 Omnibus Stock Option Plan, (iii) the Company’s 2000 Stock Option Plan, (iv) the N2H2 1997 Stock Option Plan, the (v) N2H2 1999 Stock Option Plan, (vi) the N2H2 1999 Non-Employee Director Plan, (vii) the N2H2 1999/2000 Transition Plan, (viii) the N2H2 2000 Stock Option Plan, (ix) the Howard Philip Welt Plan, (x) the CyberGuard 1994 Stock Option Plan, and (xi) the CyberGuard 1998 Stock Option Plan.

(x) “Company Unvested Common Stock” shall mean any shares of Company Common Stock outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.

(y) “Company Warrants” shall mean all warrants to purchase Company Common Stock issued by the Company.

(z) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(aa) “DOJ” shall mean the United States Department of Justice.

(bb) “DOL” shall mean the United States Department of Labor.

(cc) “Employee” shall mean any current or former employee, consultant, adviser, independent contractor or director of the Company or any ERISA Affiliate.

(dd) “Employee Agreement” shall mean each management, employment, severance, separation, change of control, settlement, bonus, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement or Contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or similar equity awards, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, whether written or unwritten or otherwise pursuant to which the Company or ERISA Affiliate has or may have any current or future liability or obligation (contingent or otherwise).

(ee) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(ff) “ERISA Affiliate” shall mean any Subsidiary of the Company and any other Person under common control with the Company or any of its Subsidiaries, or that, together with the Company or any Subsidiary of the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(gg) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(hh) “Exchange Ratio” shall mean the quotient obtained by dividing (i) the Common Stock Merger Consideration, by (ii) the Parent Stock Price.

(ii) “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

(jj) “Export and Import Control Laws” shall mean any U.S. law, regulation, or order or applicable non-U.S. law, regulation or order to the extent permitted under U.S. law governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

(kk) “FTC” shall mean the United States Federal Trade Commission.

(ll) “Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, works council or other foreign labor entity, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(mm) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(nn) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(oo) “Intellectual Property” shall mean any or all of the following: (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

(pp) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) Trade Secrets, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

(qq) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted, contributed to, required to be contributed to, or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(rr) “Intervening Event” shall mean a material event (other than (i) an Alternative Transaction Proposal or a Superior Proposal, and (ii) events to the extent relating to developments in the Company’s progress toward goals set forth in its business plan) arising after the date of this Agreement, that was neither known to the Board of Directors of the Company as of the date hereof nor reasonably foreseeable by the Board of Directors of the Company as of or prior to the date hereof, which becomes known to the Board of Directors of the Company prior to the receipt of the Company Stockholder Approval.

(ss) “IRS” shall mean the United States Internal Revenue Service.

(tt) “knowledge” shall mean, with respect to a party hereto, with respect to any fact, circumstance, event or other matter in question, (i) the actual knowledge of any of the directors of such party, and (ii) the actual knowledge of any of the executive officers of such party after reasonable inquiry of the senior employees of such party and its Subsidiaries who have primary administrative or operational responsibility for such matter in question.

(uu) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(vv) “Liabilities” shall mean the debts, liabilities and other obligations of a Person, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Legal Requirement, action or order by any Governmental Entity, and those arising under any Contract.

(ww) “Lien” shall mean any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, restriction or other encumbrance of any kind in respect of an asset, tangible or intangible (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(xx) “Liquidation Amount” shall mean the sum of (i) the Base Amount, plus (ii) an amount of interest on such Base Amount accreting daily at the annual rate of five percent (5.0%), compounded semi-annually, computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months from January 12, 2006 to the Closing Date, plus (iii) an amount equal to any accrued but unpaid dividends on a share of Company Series A Preferred Stock as of the Closing Date.

(yy) “made available” shall mean that the Company has posted such materials, on or before 11:59 p.m. Pacific time on September 21, 2008, to the virtual data room managed by the Company hosted at the following IP address:

https://vault.netvoyage.com/neWeb2/cabinetHome.aspx?targetCabinet=NG-UPV0V4MI

(zz) “Material Adverse Effect” shall mean, when used in connection with an entity, any change, event, circumstance, condition or effect (any such item, an “Effect”), individually or when taken together with all other Effects, (i) that is or is reasonably likely to be materially adverse to the condition (financial or otherwise), business, assets (including intangible assets), liabilities, operations or results of operations of such entity and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to materially impede the authority or ability of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements, except in each case to the extent that any such Effect directly results from any of the following: (a) changes in general economic conditions or changes affecting the industry generally in which such entity operates, or acts of war (including escalation in conflicts involving the United States), acts of God (including natural disasters) or terrorism (provided that such changes or acts do not affect such entity disproportionately as compared to other companies operating in the same industries or geographies as such entity); (b) changes in the trading volume or trading prices of such entity’s capital stock, or any failure to meet published analyst estimates, in each case, in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes or failure to meet estimates); (c) any changes in applicable Legal Requirements or GAAP; (d) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; or (e) any failure by the Company or any of its Subsidiaries to meet revenue or earnings projections (provided that such exclusion shall not apply to any underlying Effect that may have caused such failure to meet revenue or earnings projections).

(aaa) “Merger Consideration” shall mean the Preferred Stock Merger Consideration and the Common Stock Merger Consideration.

(bbb) “Merger Sub Common Stock” shall mean the common stock, par value $0.01 per share, of Merger Sub.

(ccc) “NYSE” shall mean The New York Stock Exchange.

(ddd) “Open Source” shall mean any open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict the licensee’s ability to charge for distribution of or to use software for commercial purposes or requires the inclusion of attribution notices in any redistributed software.

(eee) “Parent Common Stock” shall mean the common stock of Parent, par value $0.01 per share.

(fff) “Parent Stock Price” shall mean the average of the closing sale prices for a share of Parent Common Stock as quoted on NYSE for the ten (10) consecutive trading days ending with the second trading day that precedes the Closing Date.

(ggg) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(hhh) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due; (iii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property; (iv) Liens imposed by applicable Legal Requirements (other than Tax law); (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (vii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports.

(iii) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(jjj) “Preferred Stock Merger Consideration” shall mean the sum of (i) the Liquidation Amount plus (ii) an amount equal to five percent (5%) of the Liquidation Amount, without interest.

(kkk) “Proxy Statement” shall mean the proxy statement to be filed by the Company with the SEC in connection with the solicitation of proxies from Company stockholders for the Company Stockholder Approval, as amended or supplemented.

(lll) “PTO” shall mean the United States Patent and Trademark Office.

(mmm) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

(nnn) “SEC” shall mean the United States Securities and Exchange Commission.

(ooo) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ppp) “Shrink-Wrapped Code” shall mean generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

(qqq) “Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(rrr) “Subsidiary” shall mean, when used with respect to any party, any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

(sss) “Superior Proposal” shall mean, with respect to the Company, an unsolicited, bona fide written Alternative Transaction Proposal that (i) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and the Company Financial Advisor) to be more favorable (taking into account all relevant legal, financial, regulatory, timing and other aspects of such Alternative Transaction Proposal (including the conditions thereto) and the identity of the Person making the proposal), and provides greater financial value, to the Company’s stockholders than the transactions contemplated by this Agreement (after taking into account all of the terms of any proposal by Parent to amend or modify the terms of the transactions contemplated by this Agreement), (ii) provides for consideration consisting exclusively of cash and/or publicly traded securities, and for which financing, to the extent required by the Person making the offer, is then fully committed and not subject to any contingencies other than the conditions to such Alternative Transaction Proposal, and (iii) is reasonably capable of being consummated on the terms proposed without unreasonable delay relative to the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” that each reference to “15%” in the definition of “Alternative Transaction Proposal” contained herein shall be deemed to be a reference to “85%.”

(ttt) “Termination Fee” shall mean an amount in cash equal to sixteen million one hundred thirty five thousand dollars ($16,135,000.00).

(uuu) “Trade Secrets” shall mean trade and industrial secrets and confidential information.

(vvv) “Voting Debt” shall mean any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company.

(www) “WARN” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

1.2 Additional Defined Terms. The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective terms below:

Term	Section
401(k) Plan	6.9(b)
Agreement	Preamble
Antitrust Restraint	6.6(e)
Certificate of Designations	3.1(b)
Certificate of Merger	2.2
Certificates	2.8(c)
Change of Recommendation Notice	6.3(d)(ii)
Closing	2.2
Closing Date	2.2
Code	2.8(d)
Company	Preamble
Company Balance Sheet	3.4(b)
Company Charter Documents	3.1(b)
Company Disclosure Letter	Article III
Company Environmental Permits	3.13(c)
Company Financials	3.4(b)
Company Material Contract	3.17(a)
Company Purchase Plans	3.2(c)
Company SEC Reports	3.4(a)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	6.2(a)
Confidentiality Agreement	6.4(a)
Continuation Notice	6.3(e)
Continuing Employees	6.9(d)
Cutoff Time	3.2(a)
Delaware Law	RECITALS
Dissenting Shares	2.7(a)
Dissenting Stockholder	2.7(a)
Effective Time	2.2
End Date	8.1(b)
Engagement Letter	3.14
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Fairness Opinion	3.20
GAAP	3.4(b)

Term	Section
Governmental Authorizations	3.9
Hazardous Material	3.13(a)
Hazardous Materials Activities	3.13(b)
Indemnified Parties	6.10(a)
Key Employee Non-Competition Agreements	RECITALS
Key Employee Offer Letters	RECITALS
Key Employees	RECITALS
Lease Documents	3.7(b)
Leased Real Property	3.7(a)
Medicare Part D	3.16(b)
Merger	2.1
Merger Sub	Preamble
Necessary Consents	3.3(c)
Parent	Preamble
Parent Plans	6.9(d)
Representatives	6.3(a)
Returns	3.6(b)(i)
RoHS	3.13(a)
Section 262	2.7(a)
Significant Customer	3.22(a)
Significant Supplier	3.22(b)
SOX	3.4(a)
Subsidiary Charter Documents	3.1(b)
Surviving Corporation	2.1
Tax	3.6(a)
Taxes	3.6(a)
Triggering Event	8.1
Voting Agreements	RECITALS

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second

Business Day after the satisfaction or waiver of the conditions set forth in Article V (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Secure Computing Corporation” and the Certificate of Incorporation shall be amended so as to comply with Section 6.10(a). Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended so as to comply with Section 6.10(a).

2.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, (a) the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, (b) the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed, and (c) Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

2.6 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be cancelled pursuant to Section 2.6(e), will be cancelled and extinguished and automatically converted (subject to Section 2.7) into the right to receive the Common Stock Merger Consideration upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(b) Company Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, will be redeemed, cancelled and extinguished and automatically converted (subject to Section 2.7) into the right to receive the Preferred Stock Merger Consideration, upon surrender of the certificate representing such share of Company Series A Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(c) Company Unvested Common Stock and Company RSUs. As of the Effective Time, each share of Company Unvested Common Stock that is outstanding as of the Effective Time and each Company RSU that is unexpired, unexercised, unvested (after giving effect to the waivers of acceleration contained in the Key Employee Offer Letters) and outstanding as of the Effective Time, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such share of Company Unvested Common Stock and each Company RSU so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Stock Plans and the applicable purchase agreement) as are in effect immediately prior to the Effective Time, except that such share of Company Unvested Common Stock or Company RSU shall represent that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) obtained by multiplying (i) the number of shares of Company Unvested Common Stock or Company RSUs held by such Person immediately prior to the Effective Time by (ii) the Exchange Ratio.

(d) Company Warrants. Following the Effective Time, all Company Warrants outstanding at the Effective Time shall be terminated and cancelled, and shall not represent any right to receive consideration pursuant to the terms of this Agreement, and in no event shall such Company Warrants continue to be or become exercisable for any equity securities of Parent, the Company or any of their respective Subsidiaries, in each case pursuant to a Company Warrant termination agreement, in the form attached hereto as Exhibit C, delivered by the holders of Company Warrants contemporaneously with, or prior to, the execution of this Agreement by the parties hereto.

(e) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock or Company Series A Preferred Stock held by the Company or Parent, or any direct or indirect wholly owned Subsidiary of the Company or of Parent, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(f) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(g) Stock Options. As of the Effective Time, each of the Company Options that is outstanding (whether or not theretofore vested) will be terminated and cancelled in exchange for the right to receive a single lump sum cash payment equal to the excess, if any, of (i) the product obtained by multiplying (A) the Common Stock Merger Consideration by (B) the number of shares of Company Common Stock subject to such Company Option, less (ii) the product obtained by multiplying (x) the exercise price per share with respect to each share of Company Common Stock subject to such Company Option by (y) the number of shares of Company Common Stock subject to such Company Option. Prior to the Effective Time, the Company shall take or cause to be taken any and all actions reasonably necessary to give effect to the treatment of the Company Options pursuant to this Section 2.6(g).

(h) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Series A Preferred Stock, as the case may be), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Series A Preferred Stock, as the case may be, having a record date on or after the date hereof and prior to the Effective Time.

2.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock or Company Series A Preferred Stock held by a holder who is entitled to demand, and who properly demands, appraisal of such shares (a “Dissenting Stockholder”), pursuant to, and also complies in all material respects with, Section 262 of Delaware Law (such Section, “Section 262” and such shares, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock or Company Series A Preferred Stock set forth in Section 2.6, but rather, such Dissenting Stockholder shall only be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262 (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262).

(b) Notwithstanding the provisions of Section 2.7(a), if any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262, then, as of the later of the Effective Time and the occurrence of such event, such Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock or Company Series A Preferred Stock, as applicable, set forth in Section 2.6, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to Section 262, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent (not to be unreasonably withheld or delayed; and in no event delayed in a manner that prevents the Company from timely complying with its obligations under Section 262 or other applicable Legal Requirements).

2.8 Surrender of Certificates.

(a) Exchange Agent. Parent shall select an institution reasonably acceptable to the Company (whose consent shall not be unreasonably withheld or delayed) to act as the exchange agent (the “Exchange Agent”) for the Merger and the payment of the Merger Consideration.

(b) Parent to Provide Cash. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent (to be effective as of the Effective Time) that shall provide that Parent shall deposit with the Exchange Agent, in trust for the benefit of the Company’s stockholders and for exchange in accordance with this Article II, the aggregate Merger Consideration payable pursuant to Section 2.6. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. Promptly following the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of certificates or instruments evidencing the Company Common Stock, Company Series A Preferred Stock, and, in Parent’s discretion, Company Options, that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent and/or the Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent (including any required IRS Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor a check or wire transfer in the amount of U.S. dollars representing the applicable portion of the Merger Consideration that such holders have the right to receive pursuant to Section 2.6, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the applicable portion of the Merger Consideration that the holders thereof have the right to receive pursuant to Section 2.6. No interest will be paid or accrued on any cash payable to holders of Certificates pursuant to this Agreement. In the event of a transfer of ownership of shares of Company Common Stock or Company Series A Preferred Stock or Company Options (if applicable) that is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration that the holder thereof has the right to receive pursuant to Section 2.6 may paid to a transferee if the Certificate representing such shares of Company Common Stock, Company Series A Preferred Stock or Company Options (if applicable) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(d) Required Withholding. Each of Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither Parent, the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock, Company Series A Preferred Stock or Company Options for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders or holders of Company Options pursuant to this Article II shall promptly be paid to Parent. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated by this Article II.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to the Surviving Corporation, subject to Section 2.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 2.6(a).

2.9 No Further Ownership Rights in any Company Securities. All Merger Consideration paid upon the surrender for exchange of Company Common Stock, Company Series A Preferred Stock and Company Options in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Series A Preferred Stock and Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock, Company Series A Preferred Stock and Company Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent or Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter of the Company addressed to Parent and Merger Sub, dated as of the date hereof and delivered to Parent and Merger Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), referencing a representation or warranty herein (it being understood that (i) the Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Article III, (ii) the disclosures in any section or subsection of the Company Disclosure Letter shall qualify the applicable representations and warranties in the corresponding section or subsection of this Article III and, in addition, the representations and warranties in other sections or subsections in this Article III to the extent it is reasonably apparent on the face of such disclosures that such disclosures are applicable to such other sections or subsections, and (iii) such disclosures in the Company Disclosure Letter relating to representations and warranties in this Article III shall also be deemed to be representations and warranties made by the Company under this Article III (to the extent required by such representations and warranties)), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed to do business and to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Charter Documents. The Company has made available to Parent (i) a true and correct copy of the certificate of incorporation, the certificate of designations, preferences and rights of Company Series A Preferred Stock (the “Certificate of Designations”), and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner, directly or indirectly, of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares or interests have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person, except for passive investments of less than 1% in the equity interests of public companies as part of the Company’s cash management program.

3.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of Company consists of: (i) one hundred million (100,000,000) shares of Company Common Stock and (ii) two million (2,000,000) shares of

Company Preferred Stock, of which seven hundred thousand (700,000) shares are designated Company Series A Preferred Stock. As of the close of business on September 18, 2008 (the “Cutoff Time”): (i) 68,319,443 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury and Company Unvested Common Stock), (ii) 2,175,835 shares of Company Unvested Common Stock were issued and outstanding, (iii) 350,423 Company RSUs were issued and outstanding, (iv) 6,656,910 shares of Company Common Stock were issued and held by the Company in its treasury and (v) seven hundred thousand (700,000) shares of Company Series A Preferred Stock were issued and outstanding, and no other shares of Company Preferred Stock were issued and outstanding. No shares of Company Common Stock or Company Series A Preferred Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock and Company Series A Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound. In the period from the Cutoff Time to the date hereof, the Company has not issued any shares of Company Stock other than pursuant to the exercise of Company Options, Company RSUs or Company Warrants outstanding as of the Cutoff Time.

(b) Company Unvested Common Stock and Company RSUs. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the Cutoff Time, a list of each holder of Company Unvested Common Stock and Company RSUs, and (i) the name and address of the holder of such Company Unvested Common Stock or Company RSUs, (ii) the number of shares of Company Unvested Common Stock or Company RSUs held by such holder, (iii) the date of issuance of such shares of Company Unvested Common Stock or Company RSUs, (iv) the repurchase price of such Company Unvested Common Stock, (v) the applicable vesting schedule of such Company RSUs, and the applicable vesting schedule for such Company Unvested Common Stock pursuant to which the Company’s right of repurchase or forfeiture lapses, (vi) the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof and whether such right of repurchase or forfeiture will be accelerated or otherwise affected by the transactions contemplated hereby with respect to the Company Unvested Common Stock, and (vii) whether or not the holder of such shares of Company Unvested Common Stock or Company RSUs is an employee of the Company or one of its Subsidiaries. There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Unvested Common Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). In the period from the Cutoff Time to the date hereof, the Company has not issued any shares of Company Unvested Common Stock or Company RSUs.

(c) Company Options and Company Warrants. As of the Cutoff Time: (i) 10,616,972 shares of Company Common Stock are issuable upon the exercise of Company Options under the Company Stock Plans, the weighted average exercise price of such Company Options is $8.89472, and 8,647,656 shares of Company Common Stock underlying such Company Options are vested and exercisable; (ii) 4,627,408 shares of Company Common Stock are available for future grant under the Company Stock Plans; (iii) 1,095,182 shares of Company Common Stock are available for issuance under the Company’s Amended and Restated Employee Stock Purchase Plan and any other employee stock purchase plan of the Company (the “Company Purchase Plans”); (iv) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock (A) which are issued other than pursuant to the Company Stock Plans and (B) other than shares reserved for issuance under the Company Purchase Plans; and (v) 1,064,259 shares of Company Common Stock are issuable upon the exercise of Company Warrants. Section 3.2(c) of the Company Disclosure Letter sets forth a list of each outstanding Company Option and Company Warrant: (a) the particular Company Stock Plan (if any) pursuant to which any such Company Option was granted; (b) the name and address of the holder of such Company Option or Company Warrant;

(c) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (d) the exercise price of such Company Option or Company Warrant; (e) the date on which such Company Option or Company Warrant was granted or issued; (f) the applicable vesting schedule, if any, and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof; and (g) the date on which such Company Option or Company Warrant expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, the Company Purchase Plans and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the end of the second most recent payroll period ending prior to the date hereof (which ended on August 31, 2008), the aggregate amount credited to the accounts of participants in the Company Purchase Plans was $172,940.26 and the aggregate amount credited to such accounts for such payroll period was $65,782.30. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. In the period from the Cutoff Time to the date hereof, the Company has not granted any Company Options or issued any Company Warrants.

(d) Voting Debt. No Voting Debt is issued or outstanding as of the date hereof.

(e) Other Securities. Except as otherwise set forth in Section 3.2(b), Section 3.2(c) or Section 3.2(e) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Stock, Voting Debt or other voting or non-voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Stock, Company Options, Company Warrants and all outstanding shares of capital stock of each Subsidiary of the Company have been issued, granted or repurchased in compliance with (i) all applicable securities laws and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts of the Company or any of its Subsidiaries. Except for shares of Company Unvested Common Stock, there are no outstanding Contracts of the Company or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (y) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

3.3 Authority; No Conflict; Necessary Consents.

(a) Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining Company Stockholder Approval (as defined below) as contemplated in Section 6.2.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware Law. The vote of the Company’s stockholders that is required by the Charter Documents, by applicable Legal Requirements and by any applicable Contracts between the Company and any of its stockholders, to approve this Agreement, the Merger and the transactions contemplated hereby by the Company stockholders is set forth in Section 3.3(a) of the Company Disclosure Letter (such required vote set forth on Section 3.3(a) of the Company Disclosure Letter, the “Company Stockholder Approval”). By resolution adopted by unanimous vote at a meeting of all members of the Company’s Board of Directors duly called and held and not subsequently rescinded or modified in any way, the Board of Directors of the Company has duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

(b) No Conflict. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or any other transaction contemplated hereby: (a) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under, or requires a consent, waiver or approval of any Person under, (i) any provision of the Company Charter Documents or any Subsidiary Charter Documents, each as currently in effect, (ii) subject to compliance with the requirements of the Necessary Consents (as defined below), any Legal Requirement applicable to the Company, any of its Subsidiaries, or any of their respective assets or properties, or (iii) any Company Material Contract (as defined below) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound, (except in the case of clauses (ii) or (iii), where such conflicts, terminations, breaches, impairments, violations or defaults, or failures to obtain such consents, waivers or approvals, individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect on the Company; or (b) will result in the creation of any Lien on any of the material properties or assets of the Company or its Subsidiaries, except where such Liens, individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect on the Company.

(c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents, as required by applicable Legal Requirements, with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and such other filings with Governmental Entities as may be required by any federal or state securities laws, (iii) the filing of the Notification and Report Forms with FTC and the Antitrust Division of the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations, if applicable, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under any required foreign merger control regulations, if applicable, as reasonably determined Parent, and (iv) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the “Necessary Consents.”

3.4 SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings. Since January 1, 2005, the Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with, or furnished to, the SEC (all such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports”). As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and the disclosure requirements of Rule 4350 of the NASDAQ Global Select Market, in each case, as in effect on the date such Company SEC Report was filed, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless corrected in a later filed Company SEC Report. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company and each of its executive officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act (“SOX”), and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or 8-K under the Exchange Act), and (iii) fairly and accurately presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). The Company does not intend to correct or restate, nor, to the knowledge of the Company, is there any basis, facts or circumstances that would reasonably be expected to result in any correction or restatement of, any material aspect of the Company Financials. The audited balance sheet of the Company contained in the Company SEC Reports as of June 30, 2008, is hereinafter referred to as the “Company Balance Sheet.” The Company has not had any

significant dispute with any of its auditors regarding accounting matters or policies during any of its past five (5) full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, including, without limitation, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports. The Company and its Subsidiaries have made appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(c) No Undisclosed Liabilities. Except as reflected or reserved against in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any Liabilities of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or described in the notes thereto which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except (i) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice which are of the type which ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any applicable Legal Requirement, and (ii) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement.

(d) Amendments. The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with, or furnished to, the SEC, but which are required to be filed or furnished, to agreements, documents or other instruments which previously had been filed by Company with the SEC, or furnished by the Company to the SEC, pursuant to the Securities Act or the Exchange Act. Since January 1, 2005, no “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Reports has been amended or modified, except for amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Report. The Company has responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. To the Company’s knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comments. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of the Company, since January 1, 2005.

(e) Internal Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company’s Board of Directors, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP applied on a consistent basis and (B) to maintain accountability for assets, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, (iv) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other current or former employees of the Company or any of its Subsidiaries who have a role in the Company’s internal control over financial reporting. The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of the SOX with respect to such reports, and such controls are effective for this purpose. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate as of the date hereof. The Company has established and maintains “internal control over financial reporting” (as defined in Rule 13a-15 promulgated under the Exchange Act) and such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with GAAP.

3.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have operated their businesses in the ordinary course consistent with past practices, and since such date there has not been:

(a) any amendment or change in the Company Charter Documents or Subsidiary Charter Documents;

(b) any Material Adverse Effect on the Company;

(c) any acquisition by the Company or any Subsidiary of the Company, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing, any material portion of assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;

(d) any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(e) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries, or any Company Option, Company Warrant, calls or rights to acquire any such shares or other securities, except for repurchases from, and forfeitures by, Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements and restricted stock award and restricted stock unit award agreements;

(f) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(g) any forgiveness by the Company or any of its Subsidiaries, whether orally or in writing, of any loan to any Employee in an amount exceeding $10,000;

(h) (i) any material increase or decrease in compensation or fringe benefits (except for normal increases or decreases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, whether orally or in writing, (ii) any promise, commitment or payment by the Company or any of its Subsidiaries, whether orally or in writing, of any material bonus (except for bonuses made to current non-officer employees in the ordinary course of business consistent with past practice), (iii) any adoption, change, or termination by the Company or any of its Subsidiaries, whether orally or in writing, of any severance, change of control, termination or bonus plan, policy or practice, or (iv) the adoption, termination or amendment of any Company Employee Plan or collective bargaining agreement;

(i) any amendment or termination with respect to any Company Material Contract;

(j) (i) entry into a customer Contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually and contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments other than in the ordinary course of business consistent with past practice, or any material change in the manner in which the Company or any of its Subsidiaries extends discounts, credits or warranties to customers or otherwise deals with its customers, or (ii) entry into any reseller or distributor agreement that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually), in each case, other than in the ordinary course of business consistent with past practice;

(k) any change by the Company in its accounting methods, except as required by GAAP or applicable Legal Requirements;

(l) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction;

(m) any material restructuring activities by the Company or any of its Subsidiaries, including any reductions in force, lease terminations, restructuring of contracts or similar actions;

(n) any sale, lease, license, encumbrance or other disposition of any business lines or any properties or assets, except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(o) (i) any loan or extension of credit by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business consistent with past practice, or (ii) any loan, advance or capital contribution to, or any investment in, any of the Company’s or its Subsidiaries’ executive officers, directors or 1% stockholders or any firm or business enterprise in which the Company had knowledge that such officer, director or stockholder had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(p) adoption of or change in any Tax accounting method or Tax election, entering into any closing agreement in respect of Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment other than with respect to any Tax liability that is in an amount less than $200,000 individually or $400,000 in the aggregate;

(q) any expenditure, transaction or commitment by the Company or any of its Subsidiaries exceeding $200,000 individually or $400,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(r) any material damage, destruction or loss of any material property or material asset of the Company or any of its Subsidiaries, whether or not covered by insurance;

(s) any termination of employment of a senior manager or key employee, or the termination of a material number of employees;

(t) any claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging a labor dispute, labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(u) any material Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of its business consistent with its past practices;

(v) any commencement or settlement of any material litigation by the Company or any of its Subsidiaries;

(w) any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its material assets, other than in the ordinary course of business consistent with past practice; or

(x) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (w) by the Company or any of its Subsidiaries (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.6 Taxes

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) and fees, together with all interest, penalties and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have timely filed all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to all Taxes of the Company or any of its Subsidiaries and such Returns are true and correct in all material respects and have been completed in accordance with applicable Legal Requirements.

(ii) The Company and each of its Subsidiaries have complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and has duly and timely withheld and has paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Legal Requirements.

(iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is currently in effect.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is currently in progress, nor has the Company or any of its Subsidiaries received written notice of any request for such an audit or other examination. Neither the Company nor any of its Subsidiaries has received written notice of a proposed material adjustment by any Tax authority relating to any Return filed by it. Each of the Company and its Subsidiaries has in its possession copies of all Tax settlement agreements or similar reports issued by a Tax authority as a result of an auditor examination for all periods since its inception.

(v) Neither the Company nor any of its Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(vi) Neither the Company nor any of its Subsidiaries is required to include any income or gain in or exclude any deduction or loss from income for any tax period (or portion thereof) after the Closing (A) as a result of a closing agreement (within the meaning of Section 7121 of the Code or any comparable provision of applicable law) executed prior to the Closing or (B) under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by, or with respect to, the Company or a Subsidiary. The IRS has not proposed in writing any such adjustment or change in accounting method.

(vii) Neither the Company nor any of its Subsidiaries has any Liabilities for unpaid Taxes which have not been accrued or reserved on the Company Financials in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(viii) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, or (c) any liability for the Taxes of any Person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502 6 (or any similar provision of state, local or non-U.S. law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, by operation of law, or otherwise.

(ix) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x) Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations, or, to the knowledge of the Company, in a reportable transaction under Treasury Regulations Section 1.6011-4(b).

(xi) Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Entity in a jurisdiction where the Company or a Subsidiary, as applicable, does not file Returns to the effect that the Company or the Subsidiary is or may be subject to taxation by that jurisdiction.

(xii) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(xiii) The Company and each of its Subsidiaries have complied in all material respects with all applicable escheat or unclaimed property laws, and neither the Company nor any of its Subsidiaries has any liabilities for the payment of any amounts as a result of the application of such laws that have not been reserved for in accordance with GAAP on the Company Financials.

(xiv) The Company has provided to Parent all documentation relating to, and each of the Company and its Subsidiaries is in compliance in all material respects with, all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(c) Loss of Executive Compensation Deduction. There is no Contract to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any ERISA Affiliate, which, individually or collectively with other payments the Company makes, that will give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(d) Section 409A. Section 3.6(d) of the Company Disclosure Letter lists each Contract between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code. No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No stock right (as defined in

U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Employee that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of the Effective Time. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a tax gross up payment to any Employee for Tax-related payments under Section 409A of the Code.

(e) Section 280G. None of the Company or any of its ERISA Affiliates has made any payment to any Employee and is not party to a Contract, agreement or arrangement with any Employee to make payment, individually or considered collectively with any other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code. There is no Contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.6(e) of the Company Disclosure Letter lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof.

3.7 Title to Properties.

(a) Properties. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. Section 3.7(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date of the lease, license, sublease or other occupancy right and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies), and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party thereto. The Company or its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. To the knowledge of the Company, no parties other than the Company or any of its Subsidiaries have a right to occupy any Leased Real Property. To the knowledge of the Company, the Leased Real Property is in compliance, in all material respects, with Legal Requirements. The Company and each of its Subsidiaries has performed all of its material obligations under any material termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing Liability with respect to such terminated real property leases. The physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair, subject to normal wear and tear.

(b) Documents. The Company has made available to Parent correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Documents”); and there are no other Lease Documents affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter.

(c) Valid Title. Each of the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, or (ii) Permitted Liens.

(d) Customer Information. The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens (other than Permitted Liens), of its internally maintained customer lists and internally maintained customer licensing and purchasing histories relating to its current and former customers.

3.8 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.8(a) of the Company Disclosure Letter (i) lists all Company Registered Intellectual Property and (ii) lists any proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.

(b) Company Products. Section 3.8(b) of the Company Disclosure Letter sets forth a list (by name and version number) of all Company Products currently sold or distributed by the Company or any of its Subsidiaries or that have been sold or distributed by the Company or any of its Subsidiaries in the past twenty-four (24) months.

(c) Registration. Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property.

(d) Further Actions. There are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(e) Assignments and Recordation. In each case in which the Company or any of its Subsidiaries has acquired or sought to acquire any ownership of material Intellectual Property Rights from any Person, including as a result of engaging any Person to develop or create any Intellectual Property or Intellectual Property Rights for Company or any of its Subsidiaries, the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary, as the case may be, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or such Subsidiary, as the case may be, has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(f) Transferability. All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(g) Absence of Liens. Each item of Company Intellectual Property (including all Company Registered Intellectual Property) and all Intellectual Property licensed to the Company or its Subsidiaries, is free and clear of any Liens other than Permitted Liens. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation or violation of all material Company Intellectual Property.

(h) Transfer. Since January 1, 2005, neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Intellectual Property Rights that are or were Company Intellectual Property, to any other Person or (ii) permitted the Company’s or any of its Subsidiaries’ rights in such material Company Intellectual Property to lapse or enter into the public domain.

(i) Licenses-In. Other than (i) Shrink-Wrapped Code, (ii) Open Source as set forth in Section 3.8(r) of the Company Disclosure Letter, (iii) non-disclosure agreements entered into in the ordinary course of business, and (iv) licenses incidental to purchases of hardware, Section 3.8(i) of the Company Disclosure Letter lists all licenses to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any Intellectual Property Rights by a third party.

(j) Licenses-Out. Other than (i) written non-disclosure agreements, (ii) licenses incidental to the sale of hardware, and (iii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of Company Products to end-users (in each case, pursuant to written “shrink-wrap” or “click-through” agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) which are included in Section 3.8(j)(i) of the Company Disclosure Letter), Section 3.8(j)(ii) of the Company Disclosure Letter lists all licenses and cross-license to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has either generated more than $100,000 in revenue in a fiscal quarter in any of the last three (3) fiscal years or has granted or provided any material Intellectual Property Rights and/or Company Products to third parties.

(k) No Default/No Conflict. All Contracts relating to either (i) material Company Intellectual Property, or (ii) Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, are in full force and effect, and enforceable in accordance with their terms except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(l) No Infringement. The operation of the business of the Company and its Subsidiaries as it is currently conducted or is contemplated to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate and will not infringe or misappropriate when conducted by Parent and/or Surviving Corporation following the Closing, any valid Intellectual Property Rights of any Person, violate any material right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.

(m) Notice. Except as set forth in Section 3.8(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received notice from any Person claiming that any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(n) No Third Party Infringement. To the knowledge of the Company, no person has infringed or misappropriated, or is infringing or misappropriating, any material Company Intellectual Property.

(o) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights (other than those acquired as a result hereof) owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby. The Company is not party to, subject to, or bound by any Contract that would give any third party any option, right of first refusal or offer, right of negotiation or similar right with respect to the acquisition of the Company, any Subsidiary or any of their respective assets, or the exclusive licensing of any Company Intellectual Property.

(p) Confidentiality and Security. Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect the security of the Company’s Intellectual Property and the Company’s rights in confidential information and trade secrets of the Company and any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former employees, consultants and contractors engaged or likely to be engaged in the creation of any material Intellectual Property Rights or Intellectual Property to execute sufficient proprietary information and confidentiality agreements and all current and former employees, consultants and contractors of the Company or any Subsidiary have executed such agreements.

(q) No Order. No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(r) Open Source. Except as set forth in Section 3.8(r) of the Company Disclosure Letter, no Company Product contains, includes or constitutes Open Source.

(s) Source Code. With the exception of SELinux, neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property. Section 3.8(s) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Source Code that is Company Intellectual Property.

(t) Government Funding. Except as shown in Section 3.8(t) of the Company Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property, and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

3.9 Restrictions on Business Activities. Neither the Company nor any of its Subsidiaries is a party to, and no asset or property of the Company or any Subsidiary is bound or affected by, any judgment, injunction, order, decree or Contract (non-compete or otherwise) that restricts, in any significant respect, or prohibits the Company or any of its Subsidiaries from freely engaging in the Company’s business, from competing anywhere in the world, or from making use of any material Intellectual Property or Intellectual Property Rights (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which the Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries may address in operating the Company’s business, or restricting the prices which the Company or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions), or the acquisition by the Company or any of its Subsidiaries of any property or assets), or includes any grants by the Company or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.10 Governmental Authorizations. Each consent, license, permit, grant, approval or other authorization from a Governmental Entity which is material to the operation of the Company’s or any of its Subsidiaries’ business as currently conducted (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the knowledge of the Company, threatened, except for such suspensions or cancellations that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Entity regarding any actual or possible violation of any Legal Requirement or any Governmental Authorization. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

3.11 Litigation. There is no action, suit, claim, audit or proceeding of any nature pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective properties (tangible or intangible), or any of their respective officers or directors (in their respective capacities as such) that (i) involves or alleges an amount in controversy in excess of $200,000, (ii) seeks injunctive relief, or (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries as it was operated immediately prior to the date of this Agreement. There is no investigation or other proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective properties (tangible or intangible), or any of their respective officers or directors by or before any Governmental Entity, in each case, that any adverse findings pursuant to which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There has not been since January 1, 2005, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of the Company or the Company’s Board of Directors (or any committee thereof) concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.12 Compliance with Laws.

(a) Compliance. Neither the Company nor any of its Subsidiaries is in violation, in any material respect, or default of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected.

(b) Export and Import Control Laws. The Company and each of its Subsidiaries has at all times conducted its export and import transactions in accordance, in all material respects, with all applicable Export and Import Control Laws. Without limiting the foregoing:

(i) the Company and each of its Subsidiaries has obtained and is in compliance, in all material respects, with the terms of all applicable Export and Import Approvals;

(ii) there are no pending or, to the Company’s knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any Subsidiary with respect to such Export and Import Approvals;

(iii) to the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export or import transactions that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws;

(iv) the Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws; and

(v) Section 3.12(b)(vi) of the Company Disclosure Letter sets forth the true, complete, and correct export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, software, and technologies.

(c) Anti-Corruption and Anti-Bribery Laws.

(i) Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.

(ii) There are no pending or, to the Company’s knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

(iii) To the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s activities that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

(iv) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

(d) NASDAQ. The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on the NASDAQ Global Select Market, including all applicable corporate governance rules and regulations.

(e) Certifications. The Company has sought and received:

(i) for all Company Products sold or distributed in the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety by Underwriters Laboratories (or equivalent certifying organization), and/or (B) as to electromagnetic compatibility compliance by the United States Federal Communications Commission; and

(ii) for all Company Products sold or distributed outside the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety and electromagnetic compatibility compliance by (1) the appropriate Governmental Entity of the European Union (or any of its member States), and/or (2) an internationally recognized certifying organization.

3.13 Environmental Matters.

(a) Hazardous Material. Except as would not be reasonably likely to result in a material Liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable foreign, federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained, (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. Except as would not be reasonably likely to result in material liability to the Company and its Subsidiaries, taken as a whole, no Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries currently sells (i) any products containing Hazardous Materials that will be banned or restricted by the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) directive (“RoHS”) or (ii) any products for which it is required to pay a waste fee under California law. To the knowledge of the Company, there are no facts or circumstances likely to prevent or delay the ability of the Company or any of its Subsidiaries to comply, when required, with RoHS and the Waste Electrical and Electronic Equipment Directive (2002/96/EC).

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, recycled, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured or distributed for sale any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation in any material respect of any environmental Legal Requirement or in a manner which would reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole.

(c) Permits. The Company and its Subsidiaries currently hold all Permits necessary for the conduct of their Hazardous Material Activities and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted (the “Company Environmental Permits”), except for Permits, the absence of which could reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s knowledge threatened against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance, which would, individually or in the aggregate, reasonably be expected to result in any material environmental Liability to the Company and its Subsidiaries, taken as a whole. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of the Hazardous Materials Activities or environmental liabilities of the Company, any of its Subsidiaries or of any other Person.

3.14 Brokers’ and Finders’ Fees; Fees and Expenses. Except for fees payable to the Company Financial Advisor as set forth in engagement letter between the Company and the Company Financial Advisor, dated September 9, 2008 (the “Engagement Letter”), a true, correct and complete version of which has been made available by the Company to Parent, neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, adviser or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, adviser or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its affiliates or any of their respective directors, officers, employees, stockholders or agents. A good faith estimate, as of the date hereof, of the fees and expenses of any financial adviser and legal counsel retained by the Company expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (such estimate of fees and expenses to be provided for the period through and including the consummation of the transactions contemplated hereby), including the fees and expenses payable pursuant to the Engagement Letter, is set forth on Section 3.14 of the Company Disclosure Letter.

3.15 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.16 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.16(a)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.

(b) Documents. The Company and each ERISA Affiliate has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules, audit reports and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all nondiscrimination tests and related reports and summaries for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports

(Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) all HIPAA privacy notices and all business associate agreements to the extent required under HIPAA, (xiii) all form notices to Medicare-eligible participants under Part D of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Part D”), and (xiv) all IRS determination or opinion letters, as applicable, issued with respect to each Company Employee Plan.

(c) Employee Plan Compliance.

(i) The Company and each ERISA Affiliate has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company and each of its Subsidiaries has no knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been registered, established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including, but not limited to, ERISA or the Code.

(ii) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (A) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (B) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation.

(iii) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

(iv) There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits under fully insured Company Employee Plans) against any Company Employee Plan or against the assets of any Company Employee Plan.

(v) Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

(vi) There are no audits, inquiries or proceedings pending or to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(vii) The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plan. Neither the Company nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to (i) any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) or any

International Employee Plan that is not account-based with individual participant accounts, and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, retirement or following separation from service.

(e) No Self-Insured Plan. Except as set forth in Section 3.15(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) No VEBA; MEWA. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to (i) any “funded welfare plan” within the meaning of Section 419 of the Code, nor (ii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries.

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by COBRA or other applicable statute.

(i) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any ERISA Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options), except as required under Section 411(d)(3) of the Code.

(j) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local Legal Requirements respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither the Company or and Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no Liability to the Company or any ERISA Affiliate. Section 3.16(j) of the Company Disclosure Letter lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its Subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. Neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.

(k) Labor; WARN. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened or reasonably anticipated. The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any labor-related agreement or arrangement with any foreign works council or similar labor body. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any works council, labor union or similar labor organization) to any payments under any collective bargaining agreement or any labor agreement or require the Company or any of its Subsidiaries to consult with any union, works council or similar labor relations body. Neither the Company nor and Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or similar state or local law, issued any notification of a plant closing or mass layoff required by WARN or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN or similar state or local law.

(l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Legal Requirements that are applicable to such International Employee Plan. No International Employee Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company, the Surviving Corporation or Parent from terminating or amending any International Employee Plan at any time for any reason.

3.17 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any Employee Agreement with any officer of the Company or any Employee of the Company earning an annual base salary in excess of $225,000, or any Employee Agreement with any member of the Company’s Board of Directors, or any Employee Agreement granting any change of control, severance or termination pay (in cash or equity or otherwise), or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased, or for which the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreement under a Company Stock Plan;

(v) any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business pursuant to its standard customer agreement, the form of which has been made available to Parent, or pursuant to substantially similar agreements);

(vi) any Contract required to be disclosed under Section 3.9, any Contract granting any exclusive distribution rights, or any Contract with a Significant Customer providing “most favored nations” or other preferential pricing terms for Company Products;

(vii) any Contract relating to the disposition or acquisition, after the date of this Agreement, by the Company or any of its Subsidiaries of a material amount of assets or any material ownership interest in any other Person or business unit or enterprise;

(viii) (A) any Contract between the Company or any of its Subsidiaries and (1) any Significant Customer, (2) any Significant Supplier, (B) any Company Government Contract or Company Government Subcontract, and (C) any material Contract with any dealer, distributor, OEM (original equipment manufacturer), reseller, sales representative, or developer (the “Business Partners”) under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries (other than Contracts entered into by the Company on the Company’s standard form of agreement for Business Partners;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $300,000, other than accounts receivables and payables arising or incurred in the ordinary course of business;

(x) any material Lease Document;

(xi) any material settlement agreement entered into within five (5) years prior to the date of this Agreement, any litigation “standstill” agreement, or any tolling agreement;

(xii) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $300,000 or more annually;

(xiii) any Contract providing for the development of any material software, content (including textual content and visual, photographic or graphics content) or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content) or Intellectual Property, which software, content or Intellectual Property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than software generally available to the public at a per copy license fee of less than $10,000 per copy);

(xiv) (A) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party, or (B) any Contract relating to the membership of, or participation by it in, or the affiliation of it with, any industry standards group or association that materially affects or may affect the Company’s Intellectual Property;

(xv) any Contract with any works council or labor union, or any collective bargaining agreement or similar Contract;

(xvi) any Contract under which the Company’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any Company Subsidiary that would come into effect upon the consummation of the Merger; or

(xvii) any other Contract the termination or breach of which would be reasonably expected to have a Material Adverse Effect on the Company and is not disclosed pursuant to clauses (i) through (xvi) above.

(b) Schedule. Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts and the subsections of Section 3.17(a) applicable to such Company Material Contract. A true and complete copy of each Company Material Contract has been made available to Parent. All Company Material Contracts are in written form and have been duly executed by the parties thereto, and, to the Company’s knowledge, any other party or parties thereto.

(c) No Breach. The Company or the applicable Subsidiary has performed all of the material obligations required to be performed by it under each Company Material Contract. Each of the Company Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries, or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract, or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, or (B) the right to cancel, terminate or modify any Company Material Contract. Neither the Company nor any of its Subsidiaries has received any written notice regarding (x) any breach of or default under, or (y) any intention to cancel or modify, any Company Material Contract.

(d) Government Contracts.

(i) With respect to each Bid, Company Government Contract, and Company Government Subcontract:

(A) each such Company Government Contract or Company Government Subcontract, to the knowledge of the Company, was legally awarded;

(B) to the knowledge of the Company, no reasonable basis exists to give rise to (1) a claim for fraud, or (2) any claim under the United States False Claims Act, the United States Procurement Integrity Act, or the United States Truth in Negotiations Act and neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company that the Company or any of its Subsidiaries has, or may have, breached or violated in any respect any law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract; and

(C) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity, prime contractor, subcontractor, or other third party of any outstanding claims against the Company or any of its Subsidiaries, requests for equitable adjustment, notification of disputes under the United States Contract Disputes Act, as amended, or any other law, notice of termination for convenience, notice of termination for default, cure notice, or show cause notice and the Company has no knowledge of any basis for any such notice and no cost incurred by the Company or any of its Subsidiaries or payment due pertaining to such Company Government Contract or Company Government Subcontract has been questioned or challenged, is the subject of any audit, has been withheld or set off, or, to the knowledge of the Company, investigated or has been disallowed by any Government Entity, and the Company or its Subsidiaries is entitled to all progress or other payments received to date with respect thereto.

(ii) To the knowledge of the Company, facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any Subsidiary in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission and the Company or any of its Subsidiaries has not, in connection with any Bid, Company Government Contract, or Company Government Subcontract, received any adverse or negative past performance evaluations or ratings.

(iii) None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, consultants or agents, is, or has been (A) under any administrative, civil or criminal investigation, audit, indictment or information by any Governmental Entity, by the Company or any of its Subsidiaries, in each case, with respect to any alleged violation of law or Contract arising under or relating to any Company Government Contract or Company Government Subcontract, or (B) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension; and to the knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company or any of its Subsidiaries, or any of their respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Entity.

(iv) Neither the Company nor any of its Subsidiaries has any interest in any pending claim against any Governmental Entity, prime contractor, subcontractor, vendor, or other Person in each case arising under or relating to any Company Government Contract or Company Government Subcontract and, to the Company’s knowledge, there are no actions, conditions, or circumstances pertaining to the Company’s or its Subsidiaries’ activities that (A) may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions, or (B) that would prevent the Company from continuing to perform or obtaining any new Bid, Company Government Contract, or Company Government Subcontract.

(v) The Company has complied with all Legal Requirements relating to the safeguarding of, and access to, classified information and neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of their respective directors, officers, employees, consultants or agents, is, or has, engaged in conduct that violated any laws, regulations, orders, or rules governing the use, disclosure, or safeguarding of materials or information that has been classified or otherwise controlled by any Governmental Entity, and the Company has no knowledge of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company or its Subsidiaries, or any of their respective employees.

(vi) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of state or federal laws of the United States applicable to companies engaged in contracts with or involving and Governmental Entity.

3.18 Insurance. The Company has made available to Parent correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company and each ERISA Affiliate. There is no material claim by the Company or any ERISA Affiliate pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

3.19 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

3.20 Fairness Opinion. The Company’s Board of Directors has received an opinion from the Company Financial Advisor, a copy of which will be made available to Parent, that, as of the date of such fairness opinion, the Merger Consideration is fair to the Company’s stockholders from a financial point of view (the “Fairness Opinion”).

3.21 Corporate Documents. The Company has made available to Parent for examination all documents and information listed in the Company Disclosure Letter, including the following: (a) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company from and after July 1, 2005, other than the meetings of the Company’s Board of Directors held on August 26, 2008, September 3, 2008, September 13, 2008, and September 21, 2008 (for which minutes have not been approved by the Company’s Board of Directors); and (b) the stock ledger, option ledger and warrant ledger and journal reflecting all stock issuances and transfers and all grants of outstanding Company Options, Company Warrants, Company RSUs and Company Unvested Common Stock. The minutes of the Company’s Board of Directors and committees thereof made available to Parent contain a complete and accurate summary of all meetings of directors or actions by written consent from July 1, 2005 through the date thereof.

3.22 Customers and Suppliers

(a) Customers. Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning its products and/or services with any customer, reseller or distributor who, in the six (6) fiscal quarters ended June 30, 2008, was one of the twenty-five (25) largest sources of revenues for the Company and the Company Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”). Each Significant Customer, as well as the total sales to each such Significant Customer by the Company and its Subsidiaries from January 1, 2007 to June 30, 2008, is listed on Section 3.22(a) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral notice from any Significant Customer that such Significant Customer shall not continue as a customer, reseller or distributor (as the case may be) of the Company (or the Surviving Corporation) after the Closing.

(b) Suppliers. Neither the Company nor any of its Subsidiaries has any outstanding material dispute concerning products and/or services provided by any supplier who, in the six (6) fiscal quarters ended June 30, 2008, was one of the fifteen (15) largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier, as well as the total payments to each such Significant Supplier by the Company and its Subsidiaries from January 1, 2007 to June 30, 2008, is listed on Section 3.22(b) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received any written, or the knowledge of the Company, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation) after the Closing.

3.23 Privacy. Neither the Company nor any of its Subsidiaries has collected any personally identifiable information from any third parties. The Company and each of its Subsidiaries has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Section 3.23 of the Company Disclosure Letter. The Company’s and its Subsidiaries’ privacy policies conform, in all material respects, to all of the Company’s and its Subsidiaries’ contractual commitments to their Customers and applicable laws. With respect to all personal and user information described in this Section 3.23, the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company or any of its Subsidiaries, there has been no unauthorized access to or other misuse of that information or breaches of the Company’s or any of its Subsidiaries’ privacy policies.

3.24 Takeover Statutes and Rights Plans. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or similar plan or agreement which could have a dilutive or otherwise adverse effect on Parent as a result of consummation of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

4.2 Authority; No Conflict; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub, and no further action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, or (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any material Contract or Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected; except, in the case of each of the preceding clauses (i) and (ii), for any conflict or violation which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict or violation.

(c) Necessary Consents. No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially and adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

4.3 Capital Resources. Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the aggregate Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

4.4 Stock Ownership. As of the date hereof, neither Parent nor Merger Sub beneficially owns any shares of the Company’s capital stock. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” of the Company at any time within three (3) years of the date hereof, as those terms are used in Section 203 of the Delaware Law.

4.5 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.6 Information Supplied. The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will not contain, on the date of the mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

ARTICLE V

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly required by this Agreement (or set forth in Section 5.1 of the Company Disclosure Letter) or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its Liabilities, debts and Taxes when due and pay or perform its other obligations when due, in each case subject to good faith disputes over such Liabilities, debts or Taxes, (iii) notify and give Parent the opportunity to participate, at its sole expense, in the defense or settlement of any litigation to which the Company is a party, and (iv) use commercially reasonable efforts consistent with past practices and policies to (A) preserve intact its present business organization, (B) keep available the services of its present Employees, and (C) preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings.

(b) Required Consent. Without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement (or set forth in Section 5.1 of the Company Disclosure Letter), or to the extent that Parent shall otherwise consent in writing, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) amend or change the Company Charter Documents or Subsidiary Charter Documents;

(ii) acquire, or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(iii) enter into any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(iv) declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or purchase, redeem or otherwise acquire any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any Company Option, Company Warrant, calls or rights to acquire any such shares or other securities, except for repurchases from, and forfeitures by, Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements and restricted stock award and restricted stock unit award agreements;

(v) split, combine or reclassify any of the Company’s or any of its Subsidiaries’ capital stock;

(vi) except as contemplated under subsection (xxii) or as required pursuant to written Contracts existing as of the date hereof that have been made available to Parent, (A) materially increase or decrease the compensation or fringe benefits payable or to become payable to any Employee

(except for normal increases or decreases of cash compensation to current non-officer Employees in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, whether orally or in writing, (B) make any promise, commitment or payment, whether orally or in writing, of any bonus payable or to become payable to any Employee (except bonuses made to current non-officer Employees or newly hired non-officer Employees in the ordinary course of business consistent with past practice), (C) adopt, change or terminate, whether orally or in writing, any severance, change of control, termination or bonus plan, policy or practice applicable to any Employee, (D) enter, whether orally or in writing, any employment, severance, termination, change of control or indemnification agreement or any agreements the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), (E) adopt, terminate or materially amend any Company Employee Plan or collective bargaining agreement, except as may be required by applicable Legal Requirement, (F) incur any liability or obligation to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of its business consistent with its past practices, or (G) forgive, whether orally or in writing, any loan from the Company or any of its Subsidiaries to any Employee, in an amount in excess of $10,000;

(vii) enter into, amend, modify, terminate or grant a consent with respect to any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(viii) (A) enter into a customer Contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually and contains any material non-standard terms, including but not limited to, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments other than in the ordinary course of business consistent with past practice, or any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, or (B) enter into any reseller or distributor Contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually, in each case, other than in the ordinary course of business consistent with past practice;

(ix) make any change in accounting methods, except as required by GAAP or applicable Legal Requirements;

(x) enter into any debt, capital lease or other debt or equity financing transaction or enter into any agreement in connection with any such transaction;

(xi) undertake any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(xii) sell, lease, license, encumber or otherwise dispose of any business lines or any properties or assets (tangible or intangible), except for sales, leases, licenses or dispositions of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(xiii) make any loan or extend credit to any Person other than in the ordinary course of business and consistent with past practice other than such loans or extensions of credit that do not exceed $200,000;

(xiv) adopt or change any Tax accounting method or Tax election, enter into any closing agreement in respect of Taxes, settle or compromise any Tax claim or assessment, or extend or waive the limitation period applicable to any Tax claim or assessment other than with respect to any Tax liability that is in an amount less than $200,000 individually, or $400,000 in the aggregate;

(xv) make any expenditure, or enter into any transaction or commitment exceeding $200,000 individually or $400,000 in the aggregate, other than capital expenditures in the ordinary course of business consistent with past practice;

(xvi) other than as required pursuant to written Contracts existing as of the date hereof that have been made available to Parent, accelerate or release any vesting condition to the right to exercise any Company Option, Company Warrant or other right to purchase or otherwise acquire any shares of the Company’s capital stock, or accelerate or release of any right to repurchase shares of capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(xvii) pay or discharge any Lien or other encumbrance on any of its assets or properties, or pay or discharge any of its obligations or liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the date of the Company Balance Sheet in an amount not in excess of $200,000 individually, or $400,000 in the aggregate;

(xviii) terminate the employment of a senior manager or key employee, or the terminate a material number of employees;

(xix) commence or settle any material litigation;

(xx) make any material revaluation of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable;

(xxi) cancel or terminate without reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;

(xxii) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options or Company Warrants existing on the date hereof or granted pursuant to clause (C) hereof in accordance with their present terms (or terms at the time of grant in the case of grants made pursuant to clause (C) hereof); (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof and (C) grants of stock options or other stock based awards to employees of the Company or its Subsidiaries to acquire, individually, up to 20,000 shares (as adjusted for stock splits and the like) of Company Common Stock and, in the aggregate, up to 300,000 shares (as adjusted for stock splits and the like) of Company Common Stock in any 30-day period, granted under the Company Stock Plans, in each case in the ordinary course of business consistent with past practices in connection with ordinary course promotions or to new hires and which options or stock-based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of this Agreement, the approval or consummation of the Merger and/or termination of employment following or in connection with the Merger;

(xxiii) enter into any Contracts containing, or otherwise subject Parent or the Surviving Corporation to, any non-competition, exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing, except for exclusivity provisions which would not restrict the business or assets of Parent or its Subsidiaries (other than the Surviving Corporation) in any way and that are entered into in the ordinary course of business consistent with past practice; or

(xxiv) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through Section 5.1(b)(xxiii) hereof.

5.2 Procedures for Requesting Parent Consent. If the Company shall desire to take an action which would be prohibited pursuant to Section 5.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from either of the following individuals:

Ken Gonzalez

Telephone: (408) 346-3150

Facsimile: (408) 346-3514

E-mail address: ken_gonzalez@mcafee.com

Daniel Vaughn

Telephone: (408) 346-5834

Facsimile: (408) 346-3514

E-mail address: daniel_vaughn@mcafee.com

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement and Other Filings.

(a) As promptly as practicable after the execution of this Agreement (but in no event more than ten (10) Business Days after the date of this Agreement), the Company shall prepare, and file with the SEC, preliminary proxy materials (including a preliminary Proxy Statement) relating to the seeking of Company Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent as may be reasonably requested by the Company for inclusion in the Proxy Statement, or in any amendments or supplements thereto. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the definitive Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply with all applicable Legal Requirements. Prior to filing any Proxy Statement or any other filing with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby (including any amendment or supplement to the Proxy Statement as a result of any event or occurrence required to be set forth therein), the Company shall provide Parent (which term shall in all instances in this Section 6.1 also include Parent’s outside legal counsel whose review shall occur concurrently with Parent’s) with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement or the issuance of any stop order) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its advisers or representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing with any Governmental Entity in connection with the transactions contemplated hereby. The Company shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, and shall consider in good faith including in such response all comments reasonably proposed by Parent. The Company will respond in good faith to any comments of the SEC and if, at any time prior to the Effective Time, any event or information relating to the Company, Parent or Merger Sub, or any of their affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company.

6.2 Meeting of Company Stockholders; Board Recommendation.

(a) Meeting of Company Stockholders. The Company will take all action necessary in accordance with Delaware Law, the rules of the NASDAQ Global Select Market, its Charter Documents and its Contracts and agreements with its stockholders to duly give notice of, convene and hold a meeting of its stockholders, promptly following the mailing of the Proxy Statement to such stockholders, for the purpose of considering and taking action with respect to the Company Stockholder Approval (the “Company Stockholders’ Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 6.3(d), the Company will use commercially reasonable efforts (including by engaging a proxy solicitor) to solicit from its stockholders proxies in favor of the Company Stockholder Approval and will take all other action necessary or advisable to secure the vote or consent of its stockholders for the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary (i) to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or (ii) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Stockholders’ Meeting. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders’ Meeting are solicited in compliance with

Delaware Law, the rules of the NASDAQ Global Select Market, the Company Charter Documents, the Company’s Contracts and agreements with its stockholders, and all other applicable Legal Requirements. Without the prior written consent of Parent, adoption of this Agreement (including adjournment of the Company Stockholders’ Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of this Agreement), is the only matter which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting.

(b) Board Recommendation. Except to the extent expressly permitted by Section 6.3(d): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include (A) a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, and (B) the Fairness Opinion, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of its Board of Directors that the Company’s stockholders vote in favor of the adoption of this Agreement.

6.3 Alternative Transaction Proposals.

(a) No Solicitation. The Company agrees that it shall not, and will cause its Subsidiaries not to, permit or authorize any of its or any of its Subsidiaries’ officers, directors (or affiliates of any such officers or directors), employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisers or representatives (collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage or facilitate, support or induce any inquiry with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal; (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to the Company’s books, records or personnel with respect to, or take any other action (except to the extent specifically permitted pursuant to Section 6.3(d)) to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Alternative Transaction Proposal (except to provide notification of or disclose the existence of the provisions of this Section 6.3(a)); (iii) grant any person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its Subsidiaries (which provisions the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to enforce), or approve a transaction (including any person becoming an “interested stockholder” under Section 203 of the Delaware Law); provided, that immediately upon any violation of this clause (iii), Parent shall automatically be released from its obligations under Addendum A to the Confidentiality Agreement without any further action by any party hereto; (iv) approve, endorse or recommend any Alternative Transaction Proposal (except to the extent specifically permitted pursuant to Section 6.3(d)); or (v) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal or transaction contemplated thereby. The Company will, and will cause its Subsidiaries and its and their Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and, upon Parent’s request, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company, its Subsidiaries or its or their Representatives have engaged in any such activities within the twelve (12) month period preceding the date hereof. Any breach of the foregoing provisions of this Section 6.3(a) by any of the Company’s Subsidiaries or its or their Representatives shall be deemed to be a breach by the Company.

(b) Notification of Unsolicited Alternative Transaction Proposals. As promptly as practicable (but in no event more than twenty-four (24) hours) after receipt by the Company, any of its Subsidiaries or its or their Representatives of any Alternative Transaction Proposal or any request for non-public information or any expression of interest or inquiry that could reasonably be expected to lead to an Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of (A) the material terms and conditions of such Alternative Transaction Proposal, request, expression of interest or inquiry, (B) the identity of the Person or group making any such Alternative Transaction Proposal, request, expression of interest or inquiry, and (C) a copy of all material written materials provided by or on behalf of such Person or group in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. In addition, the Company shall provide Parent as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including substantive modifications or proposed substantive modifications) of any such Alternative Transaction Proposal, request, expression of interest or inquiry (including any negotiations contemplated by Section 6.3(c)(ii)) and shall promptly provide Parent a copy of all written materials (including those provided by e-mail or otherwise in electronic format) amending any material terms and conditions subsequently provided by or to it in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Alternative Transaction Proposal, including to consider whether such Alternative Transaction Proposal is a Superior Proposal.

(c) Superior Proposal. Notwithstanding anything to the contrary contained in Section 6.3(a), in the event that, prior to the time that Company Stockholder Approval has been obtained, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal from a third party which is determined to be, or which the Company’s Board of Directors has in good faith concluded (following the receipt of advice from and consultation with its outside legal counsel and a financial adviser of national standing) is reasonably likely to become, a Superior Proposal, the Company may then take the following actions, but only if: (i) the Company’s Board of Directors determines in good faith, after receiving advice from and consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations to its stockholders under Delaware Law, and (B) the Company has given Parent prior written notice of its intention to take any of the following actions; and (ii) the Company shall have previously complied with the provisions of this Section 6.3:

(i) furnish non-public information to the third party making such Alternative Transaction Proposal, provided that (A) the Company shall have first received from such third party an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and (2) a standstill provision, the term of which is at least as long as the term contained in the Confidentiality Agreement, and the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement, and (B) contemporaneously with furnishing any such non-public information to such third party, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously so furnished); and

(ii) engage in discussions or negotiations with the third party with respect to the Alternative Transaction Proposal.

(d) Change of Recommendation. Notwithstanding Section 6.2(b), at any time prior to the Company Stockholder Approval, the Board of Directors of the Company may, solely in response to a Superior Proposal or an Intervening Event, make a Change of Recommendation and, in the case of a Superior Proposal or an Intervening Event after which Parent does not timely deliver a Continuation Notice (as defined below), terminate this Agreement in accordance with Section 8.1(h), if all of the following conditions in clauses (i) through (v) are met:

(i) in the case of a Superior Proposal, such Superior Proposal has not been withdrawn and continues to be a Superior Proposal;

(ii) the Company shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least three (3) Business Days prior to publicly effecting such Change of Recommendation in response to a Superior Proposal or an Intervening Event (and, if applicable, of its intention to terminate this Agreement in response to a Superior Proposal) which shall state expressly (1) that the Company has received a Superior Proposal or determined the existence of an Intervening Event, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal or, in the case of an Intervening Event, describe in reasonable detail the cause and factors constituting such Intervening Event, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so; (B) provide to Parent a copy of all materials and information delivered or made available to the Person or group making the Superior Proposal in connection with a Superior Proposal (to the extent not previously delivered or made available to Parent), and (C) during the aforementioned three (3) Business Day period, if requested by Parent, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal or, in the case of an Intervening Event, obviates the need for a Change of Recommendation;

(iii) Parent shall not have, within the aforementioned three (3) Business Day period, made an offer that the Company’s Board of Directors has in good faith determined (after the receipt of advice from and consultation with its outside legal counsel and a financial adviser of national standing) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal or, in the case of an Intervening Event, obviates the need for a Change of Recommendation;

(iv) the Board of Directors of the Company has concluded in good faith, after receipt of advice from and consultation with its outside legal counsel, that, in light of such Superior Proposal or Intervening Event and after considering any adjustments or negotiations pursuant to the preceding clause (ii), that the Company’s Board of Directors’ failure to effect a Change of Recommendation would be inconsistent with its fiduciary obligations to the stockholders of the Company under Delaware Law; and

(v) the Company shall have previously complied with the provisions set forth in Section 6.2 or this Section 6.3.

(e) Continuing Obligation Regarding Company Stockholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction

Proposal, or by any Change of Recommendation; provided, however, that in the event of a Change of Recommendation in response to an Intervening Event, Parent must notify the Company, within three (3) Business Days after such Change of Recommendation (such notice, a “Continuation Notice”), that it wishes the Board of Directors of the Company to submit this Agreement to the stockholders of the Company in accordance with Section 6.2(a) for the purpose of adopting this Agreement and, if Parent does not deliver a Continuation Notice within such period, the Company may, subject to and in accordance with Section 8.1(h), terminate this Agreement.

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d).

(g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent, prior to any valid termination of this Agreement in accordance with Article VIII, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ Representatives shall be deemed to be a breach of this Agreement by the Company.

6.4 Confidentiality; Access to Information.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Nondisclosure Agreement, dated as of August 23, 2007 and amended on September 4, 2008 and September 10, 2008 (as amended from time to time, the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. Subject to the Confidentiality Agreement and applicable law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisers and other representatives of Parent, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, Contracts, commitments, assets (including the Company Intellectual Property, design processes and source code), personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries) and, during such period and subject to the Confidentiality Agreement and applicable law, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

6.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Alternative Transaction Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement or the content of such statement, except as may be required by applicable Legal Requirements or any listing agreement with, in the case of Parent, the NYSE, and in the case of the Company, the NASDAQ Global Select Market, or any other applicable national or regional securities exchange or market. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1 or prior communications consented to in accordance with this Section 6.5, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Parent or its business, financial condition or results of operations without the consent of Parent (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Legal Requirement, court process or by obligations pursuant to the Company’s listing agreement with the NASDAQ Global Select Market. Notwithstanding the foregoing, this Section 6.5 shall not apply to the matters set forth in Section 6.2 or Section 6.3.

6.6 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 6.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any

Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information. Notwithstanding the foregoing, except as may be agreed in connection with any joint defense agreement executed between counsel for Parent and counsel for the Company, Parent, Merger Sub and the Company will not be required to share with each other any documents covered by Item 4(c) of filings prepared in connection with the HSR Act.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Efforts. Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(e) Antitrust Restraints. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Parent nor Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company capital stock or any limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of Company capital stock (any of the foregoing, an “Antitrust Restraint”).

6.7 Notification of Certain Matters.

(a) By the Company. The Company shall give prompt notice to Parent and Merger Sub in writing of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; (ii) the occurrence of any Material Adverse Effect or any event or occurrence that would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; and (iii) any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or Governmental Entity, initiated by or against it, or known by the Company or any of its Subsidiaries to be threatened against the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or stockholders in their capacity as such.

(b) By Parent. Parent and Merger Sub shall give prompt notice to the Company in writing of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied.

6.8 Third-Party Consents. As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth in Section 3.3(b) of the Company Disclosure Letter. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all developments material to the obtaining of such consents, waivers and approvals, and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals. As soon as practicable following the date hereof, the Company shall deliver any notices required under any of its or its Subsidiaries’ respective Contracts that are required to be provided in connection with the consummation of the transactions contemplated hereby.

6.9 Employee Matters.

(a) Termination of Company Employee Stock Purchase Plans. Prior to the Effective Time, each of the Company Purchase Plans shall be terminated. The rights of participants in each Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such the Company Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 6.9(a).

(b) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated. Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be provided or such resolutions shall be subject to review and approval by Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than seven (7) Business Days prior to the Closing Date.

(c) Consultation on Employee Communications. The Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 6.9 and any other matters relating to the entry into of this Agreement or the effects of the Merger.

(d) Employment Matters. As of the Closing Date, Parent shall provide the employees of the Company who are employed by Parent, or a subsidiary of Parent, after the Closing Date (the “Continuing Employees”) with comparable types and levels of employee benefits (excluding any defined benefit pension plan and equity award, change of control and severance benefits) (“Parent Plans”), as those provided to similarly-situated employees of Parent. To the extent such employee benefits are provided through Parent Plans and not the Company Employee Plans, for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any Parent Plan and to the extent permitted by applicable law and subject to any applicable break in service or similar rule, Parent shall provide that the Continuing Employees shall receive service credit under the Parent Plans for their period of service with the Company and its subsidiaries prior to the Closing, except where doing so would cause a duplication of benefits. If the Closing Date occurs prior to December 31, 2008 and such benefits are provided under Parent Plans, Parent shall use its commercially reasonable efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plan that is a group health plan to be waived with respect to such Continuing Employees and their eligible dependents in accordance with applicable laws and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plan in which they are eligible to participate after the Closing Date; provided, however, that, as a precondition to Parent’s obligation to provide such credit, the administrator of the relevant Parent Plans shall have first received a complete and accurate listing of such expenses incurred by the Continuing Employees from January 1, 2008 (or, if earlier, the first day of the applicable plan year) through the date on which their participation in any such Parent Plan commences. Nothing contained in this Section 6.9 shall alter the “at-will” status of any of the U.S. employees of the Company or any of its Subsidiaries.

6.10 Indemnification.

(a) Indemnity. From and after the Effective Time, (i) Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to and to the extent of any indemnification agreements between the Company and its directors and officers as of immediately prior to the Effective Time (the “Indemnified Parties”) in effect on the date of this Agreement and listed in Section 6.10(a) of the Company Disclosure Letter, subject to applicable law, and (ii) until the sixth (6th) anniversary of the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to and to the extent of any indemnification provisions under the Company Charter Documents as in effect on the date hereof, in each case, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. Until the sixth (6th) anniversary of the Effective Time or such longer period as is required by applicable Legal Requirements, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by applicable Legal Requirements, or unless proper provision is made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.10(a).

(b) Insurance. For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use commercially reasonable efforts to cause to be maintained directors’ and officers’ liability insurance maintained by the Company covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company for a period of six (6) years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 200% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 200% of such annual premium); and provided, further, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 6.10(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those applicable to the current directors and officers of the Company, and (iv) the cost of which to Parent or the Surviving Corporation does not exceed an amount equal to 200% of the annual premium currently paid by the Company (and, to the extent such costs exceed such amount, Parent or the Surviving Corporation shall only be required to obtain the maximum amount of “tail” coverage as is available for 200% of such annual premium).

(c) Third–Party Beneficiaries. This Section 6.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Stock (including derivative securities with respect to such Company Stock) resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 No Modification of Representations, Warranties, Covenants or Agreements. No information or knowledge obtained in any investigation or review or notification pursuant to Section 5.1(a) (Conduct of Business by the Company), Section 6.4 (Confidentiality; Access to Information), Section 6.6 (Regulatory Filings; Reasonable Efforts), Section 6.7 (Notification of Certain Matters) or otherwise shall (a) affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, (b) limit or otherwise affect any remedies available to the party conducting such investigation or review or receiving such notice or the obligation of such party to consummate the Merger, or (c) in the case of the Company, be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant or agreement.

6.13 State Takeover Statutes. The Company’s Board of Directors shall take all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203 of Delaware Law).

6.14 Section 409A Compliance. Effective as of no later than the Closing Date, each of the Company and any ERISA Affiliate shall bring each Contract, agreement or arrangement (including all Company Employee Plans and Employee Agreements) between the Company or any ERISA Affiliate and any Employee, that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, into compliance with Section 409A of the Code so as to avoid the imposition of additional Tax under such section. The form and substance of any such amendments and/or resolutions shall be subject to review and approval by Parent. The Company also shall take such other actions in furtherance of compliance with Section 409A of Code as Parent may reasonably require.

6.15 Notice to Holders of Company Series A Preferred Stock. As promptly as practicable following the date of this Agreement, the Company shall provide notice of an anticipated “Change in Control” (as such term is defined in the Certificate of Designations) as a result of the Merger to the holders of shares of Company Series A Preferred Stock, which notice shall state the anticipated date of the Change in Control, and which notice shall be delivered by depositing the same with Federal Express or similar courier for next Business Day delivery, freight paid (with acknowledgement of receipt by the holders of shares of Company Series A Preferred Stock), but not less than ten (10) calendar days nor more than twenty (20) calendar days prior to the Change in Control date.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable law at the time of such approval.

(b) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) Antitrust Matters. (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the FTC and the DOJ, and (ii) all other approvals under antitrust, competition or similar applicable laws of other foreign jurisdictions set forth on Schedule 7.1(c) shall have been obtained, in each case, without any condition or requirement requiring or calling for any Antitrust Restraint.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth herein (other than in Section 3.2 (Capital Structure) and Section 3.14 (Brokers’ and Finders’ Fees; Fees and Expenses)) shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or “Material Adverse Effect”), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(ii) The representations and warranties of the Company set forth in Section 3.14 (Brokers’ and Finders’ Fees; Fees and Expenses) shall be true and correct in all material respects, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(iii) The representations and warranties of the Company set forth in Section 3.2 (Capital Structure) shall be true and correct, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding Company capital stock, Company Options, and Company Warrants) from the Company’s fully diluted capitalization as set forth in Sections 3.2 (Capital Structure) by an amount that does not exceed, in the aggregate, one percent (1.0%) of such fully diluted capitalization.

(iv) At the Closing, Parent shall have received a certificate to the effect of clauses (i) through (iii) above signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred and be continuing since the date hereof, whether or not resulting from a breach in any representation, warranty, covenant or agreement in this Agreement; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(d) No Litigation. There shall not be any pending or threatened suit, action or proceeding asserted by or before any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied, or (ii) seeking to impose an Antitrust Restraint.

(e) Sarbanes-Oxley Certifications. With respect to any Company SEC Reports filed with the SEC after the date of this Agreement, neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of SOX.

(f) Dissenting Shares. There shall not have been delivered to the Company written notices of intent to demand payment pursuant to Section 262 of the Delaware Law by Dissenting Stockholders with respect to more than ten percent (10%) of the aggregate outstanding shares of Company Common Stock or Company Series A Preferred Stock.

7.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties (upon the authorization of such party’s Board of Directors), and except as provided below, whether before or after receipt of Company Stockholder Approval:

(a) by mutual written consent of each of Parent and the Company;

(b) by either the Company or Parent, if the Merger shall not have been consummated by March 31, 2009; provided, however, that if the Closing shall not have occurred by March 31, 2009, but on such date, all of the conditions to Closing set forth in Article VII (except those conditions that by their nature are only to be satisfied as of the Closing), other than the condition set forth in Section 7.1(c) have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 8.1(b) until June 30, 2009, (such applicable date, the “End Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either the Company or Parent, if any Legal Requirement makes the consummation of the Merger illegal, or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such Legal Requirement or action;

(d) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Company Stockholder Approval at a meeting of the Company stockholders duly convened therefore or at any adjournment or postponement thereof;

(e) by Parent (at any time prior to the time the Company Stockholder Approval has been obtained), if a Triggering Event with respect to the Company or a material breach of Section 6.2 or Section 6.3 of this Agreement shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to twenty (20) days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise commercially reasonable efforts to cure such breach through such twenty (20) day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such twenty (20) day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to twenty (20) days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise commercially reasonable efforts to cure such breach through such twenty (20) day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such twenty (20) day period); and

(h) by the Company, in connection with a Change of Recommendation made in accordance with Section 6.3(d) in which (i) the Company’s Board of Directors shall have determined to accept or enter into a transaction related to a Superior Proposal that was the subject of such Change in Recommendation, or (ii) (x) the Company’s Board of Directors shall have made such Change of Recommendation as a result of an Intervening Event, and (y) Parent shall not have timely delivered to the Company a Continuation Notice in accordance with Section 6.3(e); provided, however, that the Company shall not terminate this Agreement pursuant to this clause (h), and any purported termination pursuant to this clause (h) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee in the manner provided for in Section 8.3(b).

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company’s Board of Directors or any committee thereof shall have effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement mailed to the Company’s stockholders the recommendation of its Board of Directors in favor of the adoption of this Agreement; (iii) the Company’s Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement within five (5) calendar days after Parent delivers to the Company a request in writing that such recommendation be reaffirmed; (iv) the Company’s Board of Directors or any committee thereof shall have approved or recommended, or the Company shall have entered into any letter of intent or other agreement or Contract regarding, any Alternative Transaction Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Alternative Transaction Proposal; or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under, and in accordance with, Section 8.1 above will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.4(a) (Confidentiality), this Section 8.2, Section 8.3 (Fees) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of any representation, warranty, covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 6.6(a).

(b) Company Payment.

(i) Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(b), (d), (e), (g ) or (h), the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer to an account designated by Parent in immediately available funds; provided, that in the case of termination under Sections 8.1(b), 8.1(d) or 8.1(g): (x) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been disclosure publicly or to any member of the Board of Directors or any officer of the Company of an Alternative Transaction Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into an agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an Acquisition of the Company, and (y) such payment shall be made concurrently with the consummation of such Acquisition of the Company or the entry into such agreement or letter of intent or similar arrangement by the Company, as applicable.

(ii) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. Upon payment of the Termination Fee in accordance with this Section 8.3, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby, except for liability for any fraud or willful breach of any covenant or agreement contained in this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent for all costs and expenses incurred by Parent or Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made. For the avoidance of doubt, in no event will more than one termination fee be owed by the Company to Purchaser.

8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, that after receipt of Company Stockholder Approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange, including the NASDAQ Global Select Market, requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

8.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
Attention:	Vice President—Corporate Development
Facsimile No.:	(408) 346-3314

with copies to:

McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
Attention:	General Counsel
Facsimile No.:	(408) 346-3314

and:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention:	Jeffrey D. Saper, Esq.
Lawrence M. Chu, Esq.
Telephone No.:	(650) 493-9300
Telecopy No.:	(650) 493-6811

if to the Company, to:

Secure Computing Corporation
2340 Energy Park Drive
St. Paul, MN 55108
Attn:	General Counsel
Telephone No.:	(651) 628-5378
Facsimile:	(651) 628-2714

with copies to:

Dorsey & Whitney, LLP
50 South Sixth Street
Minneapolis, MN 55402
Attention:	Matthew Knopf, Esq.
Telephone No.:	(612) 340-5603
Telecopy No.:	(612) 340-7800

9.3 Interpretation; Rule of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any dollar thresholds set forth herein shall not be used as a benchmark for any determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.4 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a pdf scanned attachment) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.10.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with Article VIII, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America, sitting in Delaware), this being in addition to any other remedy to which they are entitled at law or equity.

9.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

MCAFEE, INC.

By:	/s/ Albert A. Pimentel
Name:	Albert A. Pimentel
Title:	Chief Operating Officer & Chief Financial Officer

SEABISCUIT ACQUISITION CORPORATION

By:	/s/ Keith S. Krzeminski
Name:	Keith S. Krzeminski
Title:	President

SECURE COMPUTING CORPORATION

By:	/s/ Daniel P. Ryan
Name:	Daniel P. Ryan
Title:	President and Chief Executive Officer

Schedule 1

Signatories to Voting Agreements

1.	Daniel Ryan
2.	Timothy Steinkopf
3.	Michael Gallagher
4.	Atri Chatterjee
5.	Glenn Cross
6.	Steve Kozachok
7.	John McNulty (and affiliated investment entities)
8.	Robert Frankenberg
9.	Stephen Puricelli
10.	Alexander Zakupowsky, Jr.
11.	Richard Scott (and affiliated investment entities)
12.	Cary Davis (with Warburg Pincus)
13.	Warburg Pincus (and affiliated investment entities)

Schedule 2

Key Employees

1.	Dan Ryan
2.	Tim Steinkopf
3.	Glenn Cross
4.	Mike Gallagher
5.	Atri Chatterjee
6.	Steve Kozachok

Schedule 7.1(c)

Required Foreign Antitrust Approvals

1. Notification to the German Federal Cartel Office

2. Any other approvals under antitrust, competition or similar applicable laws of other foreign jurisdictions that may be reasonably determined by Parent and the Company before Closing to be required to be obtained prior to the Merger